Exhibit 99.1

NEWS
93 West Main Street, Clinton, CT 06413
CONNECTICUT WATER SERVICE, INC. INCREASES AND DECLARES
DIVIDEND — 38th CONSECUTIVE YEAR OF DIVIDEND INCREASES
Clinton, Connecticut, August 21, 2007 — Connecticut Water Service, Inc. (NASDAQGS: CTWS) announced that on August 16, 2007 the Company’s Board of Directors approved an increase in the quarterly dividend on common shares to $0.2175 per quarter from $0.215 per quarter, and declared a quarterly cash dividend on common shares payable on September 17, 2007 for shareholders of record as of September 3, 2007.
David C. Benoit, Connecticut Water’s Vice President, Finance & CFO, noted that the increase in the quarterly dividend on common shares enhances an already attractive dividend yield. Mr. Benoit stated, “Based on the closing price of our stock on August 16, 2007 and an annualized dividend of $.087, our dividend yield is 3.48% which is among the highest of investor-owned water utilities.
This is the 38th year that Connecticut has increased its dividend payout to shareholders of common stock.
Connecticut Water’s Board of Directors also declared a quarterly cash dividend of $0.20 per share on Preferred A shares (not publicly traded) payable on October 15, 2007 for shareholders of record as of October 1, 2007, and a quarterly cash dividend of $0.225 on Preferred 90 (OTCBB: CTWSP) shares on November 1, 2007 for shareholders of record as of October 17, 2007.
The Company has a Dividend Reinvestment Plan and Common Stock Purchase Plan (DRIP). Additional information about the DRIP and a plan prospectus are available online at the website of the Company’s transfer agent, Registrar and Transfer Company, http://www.rtco.com or upon request from Connecticut Water.
News media contact:
Daniel J. Meaney
Director of Corporate Communications
Connecticut Water Service, Inc.
93 West Main Street, Clinton, CT 06413-1600
860.669.8630, ext 3016
This news release may contain certain forward-looking statements regarding the Company’s results of operations and financial position. These forward-looking statements are based on current information and expectations and are subject to risks and uncertainties which could cause the Company’s actual results to differ materially from expected results.
Regulated water companies, including Connecticut Water, are subject to various federal and state regulatory agencies concerning water quality and environmental standards. Generally, the water industry is materially dependent on the adequacy of approved rates to allow for a fair rate of return on the investment in utility plant. The ability to maintain our operating costs at the lowest possible level, while providing good quality water service, is beneficial to customers and stockholders. Profitability is also dependent on the timeliness of rate relief to be sought from, and granted by, the DPUC, when necessary, and numerous factors over which we have little or no control, such as the quantity of rainfall and temperature, industrial demand, financing costs, energy rates, tax rates, and stock market trends which may affect the return earned on pension assets, and compliance with environmental and water quality regulations. From time to time, the Company may acquire other regulated and/or unregulated water companies. Profitability on these acquisitions is often dependent on the successful integration of these companies, including the announced acquisition of Eastern Connecticut Regional Water Company, Inc. and Birmingham H20 Services, Inc. The profitability of our other revenue sources is subject to the amount of land we have available for sale and/or donation of land for open space purposes, regulatory approval of land dispositions, the demand for telecommunications antenna site leases and the successful extensions and expansion of our service contract work. We undertake no obligation to update or revise forward-looking statements, whether as a results of new information, future events, or otherwise.